Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INTERSECTIONS INC.

(a Delaware corporation)

ARTICLE I

NAME

The name of the corporation is Intersections Inc. (the “Corporation”).

ARTICLE II

AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares of Common Stock which the Corporation shall have authority to issue is 1,000, and each such share shall have a par value of $0.01.

ARTICLE V

DIRECTORS

Section 5.1    Number. Except as otherwise provided for or fixed pursuant to the provisions of this Amended and Restated Certificate of Incorporation (this “Certificate”), the number of directors of the Corporation shall be fixed by or in the manner provided in the Bylaws.

Section 5.2    Election. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VI

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VII

AMENDMENT

Section 7.1    Amendment of Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to this reservation.

Section 7.2    Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VIII

LIABILITY OF DIRECTORS

To the fullest extent that the DGCL, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment or repeal of this Article VIII, nor the adoption of any provision of this Certificate inconsistent with this Article VIII shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

ARTICLE IX

INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise. It is the intent that with respect to all advancement and indemnification obligations under this Article IX, the Corporation shall be the primary source of advancement, reimbursement and indemnification relative to any direct or indirect stockholder of the Corporation (or any affiliate of such stockholder, other than the Corporation or any of its direct or indirect subsidiaries). This Corporation shall have no right to seek contribution, indemnity or other reimbursement for any of its obligations under this Article IX from any such direct or indirect stockholder of this Corporation (or any affiliate of such stockholder, other than this Corporation or any of its direct or indirect subsidiaries).

ARTICLE X

WAIVER OF CORPORATE OPPORTUNITY

To the maximum extent permitted from time to time under the law of the State of Delaware, this Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. Neither the amendment or repeal of this Article X, nor the adoption of any provision of this Certificate inconsistent with this Article X, shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of this Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment, repeal or adoption. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X. As used herein, “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust association or any other entity. Notwithstanding anything to the contrary in this Article X, the Corporation does not renounce its interest in any corporate opportunity offered to any director who is not an employee of the Corporation if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation, and the provisions of this Article X shall not apply to any such corporate opportunity.

Signature page follows.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed, signed and acknowledged by Duane L. Berlin, its Chief Legal Officer and Secretary, as of the date set forth below.

Dated: January 11, 2019

By:	/s/ Duane L. Berlin
	Name:	Duane L. Berlin
	Title:	Chief Legal Officer and Secretary